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Exhibit 99.1

FOR IMMEDIATE RELEASE

OMEGA HEALTHCARE ANNOUNCES CLOSING
OF COMMON STOCK OFFERING

Timonium, Maryland (March 8, 2004). Omega Healthcare Investors, Inc. (NYSE:OHI) today announced the closing of the underwritten public offering of 18,118,246 shares of Omega common stock at $9.85 per share. All of the shares sold in the offering were offered by Explorer Holdings, L.P. ("Explorer"). As a result of the offering, Explorer no longer owns any of Omega's common stock. Omega did not receive any proceeds from the sale of the shares sold by Explorer.

Omega has granted the underwriters a 30-day option to buy up to 2,717,736 additional shares of Omega common stock at a price of $9.85 per share, less underwriting discounts, to cover over-allotments, if any, in connection with the offering. Omega will receive all of the net proceeds from the offering of the additional shares of Omega common stock if the over-allotment option is exercised.

The joint book running managers for the common stock offering are UBS Investment Bank and Deutsche Bank Securities. The co-lead manager is Banc of America Securities LLC.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state. Copies of the prospectus supplement and related prospectuses may be obtained from the offices of UBS Investment Bank, ECMG Syndicate, 299 Park Avenue, New York, NY 10171; from Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10021; or from Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001.

Omega Healthcare is a Real Estate Investment Trust investing in and providing financing to the long-term care industry. At December 31, 2003, Omega Healthcare owned or held mortgages on 211 skilled nursing and assisted living facilities with approximately 21,500 beds located in 28 states and operated by 39 third-party healthcare operating companies.

This announcement includes forward-looking statements. All forward-looking statements included herein are based on information available to the Company on the date hereof. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) conditions in the capital markets that may affect the ability to complete the offering described, and satisfaction of customary closing conditions; (ii) uncertainties relating to the business operations of the operators of the Company's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (iii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iv) changes in the financial position of the Company's operators; and (v) other factors identified in Omega's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such statements only speak as of the date hereof and the Company assumes no obligation to update such forward-looking statements.

CONTACT: Omega Healthcare Investors, Inc.
Bob Stephenson, CFO, 410-427-1700

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OMEGA HEALTHCARE ANNOUNCES CLOSING OF COMMON STOCK OFFERING